EXHIBIT (a)(1)(vi)

FORM OF REMINDER EMAIL COMMUNICATIONS

TO: [Employee]
FROM: Steve Spratt, Director Compensation & Benefits
DATE: [Date]

Our records show you have not made an election to participate in our stock option exchange program.  This email is to remind you that June 25, 2012 at 11:59 p.m. Pacific Time is the final deadline to elect to participate in program.  If you wish to exchange your eligible stock options for replacement stock options to purchase a lesser number of shares with an exercise price equal to the fair market value of ReachLocal’s common stock on the replacement grant date, as more fully described in the offering materials filed with the Securities and Exchange Commission on Schedule TO on May 29, 2012, as amended, you must log in to the stock option exchange program website at https://reachlocal.equitybenefits.com and follow the directions to make a timely election.

There are no exceptions to this deadline, so we encourage you not to wait until the last day to make your election if you wish to participate.  To log in to the stock option exchange program website, https://reachlocal.equitybenefits.com, use your company email address and enter your birth year plus the last 4 digits of your social security number (no spaces) as your temporary password. Once you have logged in, you will be prompted to customize your password.  Simply follow the instructions on the website to access personalized information about your eligible options and how to make, change or withdraw your election before the end of the offering period.

If for any reason you are unable to access the stock option exchange website, you may submit a paper Election Form by facsimile to (001+) (972) 767-4902, but it must be completed, signed and received by 11:59 p.m. Pacific Time, on June 25, 2012.  To obtain a paper Election Form, please email optionexchangequestions@reachlocal.com or call (001+) (972) 267-2222 ext. 212.

Your participation in the stock option exchange program is completely voluntary, and you are not obligated to participate.  Any stock options you do not elect to exchange generally will remain subject to their present terms.

If you have any questions about the stock option exchange program, please contact optionexchangequestions@reachlocal.com. In addition, we will be holding additional informational webinars to provide an overview of the stock option exchange program, as well as separate question and answer sessions to answer any questions you may have after participating in a webinar. The date and times are:

Date of Webinar	Time of Webinar

Date of Q/A Session	Time of Q/A Session

TO: [Employee]
FROM: Steve Spratt, Director Compensation & Benefits
DATE: [June 24], 2012

Our records show you have not made an election to participate in our stock option exchange program. This email is to remind you that tomorrow, June 25, 2012 at 11:59 p.m. Pacific Time is the final deadline to elect to participate in program.  If you wish to exchange your eligible stock options for replacement stock options to purchase a lesser number of shares with an exercise price equal to the fair market value of ReachLocal’s common stock on the replacement grant date, as more fully described in the offering materials filed with the Securities and Exchange Commission on Schedule TO on May 29, 2012, as amended, you must log in to the stock option exchange program website at https://reachlocal.equitybenefits.com and follow the directions to make a timely election.

There are no exceptions to this deadline, so we encourage you not to wait until the last day to make your election if you wish to participate.  To log in to the stock option exchange program website, https://reachlocal.equitybenefits.com, use your company email address and enter your birth year plus the last 4 digits of your social security number (no spaces) as your temporary password.  Once you have logged in, you will be prompted to customize your password.  Simply follow the instructions on the website to access personalized information about your eligible options and how to make, change or withdraw your election before the end of the offering period.

If for any reason you are unable to access the stock option exchange website, you may submit a paper Election Form by facsimile to (001+) (972) 767-4902, but it must be completed, signed and received by 11:59 p.m. Pacific Time, on June 25, 2012.  To obtain a paper Election Form, please email optionexchangequestions@reachlocal.com or call (001+) (972) 267-2222 ext. 212.

Your participation in the stock option exchange program is completely voluntary, and you are not obligated to participate.  Any stock options you do not elect to exchange will generally remain subject to their present terms.

If you have any questions about the stock option exchange program, please contact optionexchangequestions@reachlocal.com.